Exhibit 3.2

Registration No. 36011

BERMUDA

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

I HEREBY CERTIFY that in accordance with section 10 of the Companies Act 1981 Lupa Holdings Ltd. by resolution and with the approval of the Registrar of Companies has changed its name and was registered as Lazard Ltd on the 9th day of December, 2004.

Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 13th day of December, 2004.

[SEAL]	/s/ Maria Boodram
for Registrar of Companies